EXHIBIT 99.1

For Immediate Release

ChoiceOne Financial Services, Inc. and Community Shores Bank

Corporation Complete Merger

SPARTA, Mich. and MUSKEGON, Mich., July 1, 2020/PRNewswire/ – ChoiceOne Financial Services, Inc. (NASDAQ: COFS) (“ChoiceOne”) today announced the completion of the merger of Community Shores Bank Corporation (“Community Shores”) with and into ChoiceOne, effective as of July 1, 2020. The combined organization is the 12th largest bank holding company in Michigan based on asset size, with approximately $1.7 billion in assets and 33 offices across Michigan.

At the effective time of the merger, each share of Community Shores common stock was converted into the right to receive certain merger consideration as follows: (i) each share for which a cash election was made was converted into the right to receive an amount of cash equal to $5.00, and (ii) each share for which a stock election was made or for which no election was made was converted into the right to receive 0.17162 shares of ChoiceOne common stock. In the aggregate, 26.1% of the shares of Community Shores common stock outstanding as of the effective time of the merger were converted into the right to receive cash and 73.9% were converted into the right to receive ChoiceOne common stock. The aggregate value of the merger consideration, based on the closing price of ChoiceOne common stock on June 30, 2020 of $29.56, is $20.88 million.

“We are excited to welcome Community Shores into our ChoiceOne family,” said ChoiceOne Chief Executive Officer Kelly Potes. “Our acquisition of Community Shores is a natural geographical and cultural fit for ChoiceOne and allows us to expand our community bank franchise further into West Michigan. Our combined company offers greater capacity and diversity for commercial and consumer lending as well as leading advancements in technology. We believe ChoiceOne offers substantial opportunity for our collective communities, customers, and employees while adding significant value for our shareholders. ChoiceOne will offer small businesses and consumers in West and Southeast Michigan an extensive line of products and services delivered through an enhanced retail network including online, mobile and branch banking.”

Heather Brolick, President and CEO of Community Shores Bank Corporation commented, “We are sincerely appreciative of the support of our board of directors, shareholders, and clients over the past 22 years. We look forward to our partnership with ChoiceOne in providing enhanced value and services to our combined customers.”

The combined organization will be headquartered in Sparta, Michigan. ChoiceOne Bank and Community Shores Bank are expected to be consolidated in the fourth quarter of this year and the consolidated bank will operate under the ChoiceOne name.

Advisors

Donnelly Penman & Partners acted as financial advisor to ChoiceOne. Warner Norcross + Judd LLP served as legal counsel to ChoiceOne. ProBank Austin acted as financial advisor to Community Shores. Dickinson Wright PLLC served as legal counsel to Community Shores.

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About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank and Community Shores Bank. Member FDIC. Collectively, ChoiceOne Bank and Community Shores Bank operate 33 offices in parts of Kent, Ottawa, Muskegon, Newaygo, Lapeer, St. Clair and Macomb counties.  ChoiceOne Bank and Community Shores Bank offer insurance and investment products through ChoiceOne Bank’s subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Such risks, uncertainties and assumptions, include, among others, the following:

•	the impacts of the global coronavirus outbreak (COVID-19);
•	the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and Community Shores do business, or as a result of other unexpected factors or events;
•	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value; and
•	the failure to complete the consolidation of Community Shores Bank with ChoiceOne Bank in the fourth quarter of 2020 for any reason.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A in ChoiceOne Financial Service, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Contacts

ChoiceOne Financial Services, Inc.

Kelly Potes

Chief Executive Officer

616-887-7366
kpotes@choiceone.com

Michael Burke, Jr.

President

810.664.2977

michael.burke@choiceone.com

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